Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	ANALYST CONTACT:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Financial Profiles
(801) 984-9400	(916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR SECOND QUARTER OF FISCAL YEAR 2012

•      15% Growth in Revenue

•      Gross Profit Margin Improved by 570 Basis Points

•      380% Increase in Adjusted EBITDA

•      $94 Million TTM Adjusted EBITDA

SOUTH JORDAN, UTAH,  APRIL 26, 2012 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its second quarter of fiscal 2012.

Second Quarter Fiscal 2012 Highlights

•                  Light building products revenue increased 19%, the highest year-over-year growth rate since March 2006

•                  Heavy construction materials revenue increased 14%, reflecting growth in both product sales and service revenues

•                  Results highlight positive impact of operating leverage — revenue increased 15% and Adjusted EBITDA increased nearly five-fold

•                  Repaid $12.0 million of subordinated debt in the quarter, reducing annual cash interest expense by $1.8 million

CEO Commentary

“The improving business trends we saw in the first quarter of the year continued in the second quarter, which we view as an indication that we are now in a more positive operating environment,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “We noted signs of strengthening end markets during the quarter, which favorably impacted our sales, as did warmer weather.”

“Equally important, the operating leverage we built into our business model over the past few years is translating into strong improvements in free cash flow and Adjusted EBITDA.  We remain focused on our mission of becoming a top tier construction materials company and we are poised to do that as the economy continues to improve.”

Second Quarter Summary

Headwaters’ second quarter 2012 revenue increased by 15% to $129.6 million from $113.2 million for the second quarter of 2011. Adjusted EBITDA in the second quarter of 2012 was $12.5 million, a nearly five-fold increase from $2.6 million in the second quarter of 2011. Gross profit increased by 50% to $31.6 million in the second quarter of 2012, compared to $21.1 million in the second quarter of 2011, and operating loss for the second quarter of 2012 decreased to $(1.8) million from $(31.9) million in the second quarter of 2011. Improved operating results are directly related to increased sales combined with a strong contribution margin,  as well as reduced fixed costs.

Loss from continuing operations was $(18.2) million, or $(0.30) per diluted share for the second quarter of 2012, compared to a loss from continuing operations of $(113.9) million, or $(1.88) per diluted share, for the second quarter of 2011.

Net loss including discontinued operations was $(20.6) million, or $(0.34) per diluted share, for the second quarter of 2012, compared to a net loss of $(156.2) million, or $(2.58) per diluted share for the second quarter of 2011.

There were several significant non-routine charges in the March 2011 quarter that contributed to the loss recorded in that period, including:

•                  $68.9 million - interest and fees related to our senior debt refinancing

•                  $37.0 million - impairment of coal cleaning assets (discontinued operations)

•                  $15.0 million - recording the final trial court judgment in the Boynton litigation

•                  $6.2 million - restructuring charges, including $1.4 million in discontinued operations

Second Quarter Fiscal 2012 Business Segment Performance

Business Segment	Revenue	Adjusted EBITDA	Adjusted EBITDA Margin
Light Building Products	$74.3 million	$11.7 million	15.7%
Heavy Construction Materials	$51.2 million	$6.4 million	12.5%
Energy Technology	$4.1 million	$0.2 million	4.9%

Six Months Ended March 31, 2012

For the six months ended March 31, 2012, Adjusted EBITDA was $32.9 million, more than double the Adjusted EBITDA of $16.3 million for the six months ended March 31, 2011.  Due to the seasonality inherent in our business, the first half of our fiscal year’s Adjusted EBITDA is expected to represent approximately 35% of Adjusted EBITDA for the entire year.

Our total revenue for the six months ended March 31, 2012 was $267.1 million, up 7% from $249.0 million for 2011. Gross profit increased 25%, from $52.9 million in 2011 to $66.0 million in 2012. The operating loss of $(32.9) million in 2011 improved to a positive operating income of $2.6 million in 2012, and the loss from continuing operations decreased from $(132.6) million, or a diluted loss per share of $(2.20) in 2011, to a loss of $(31.5) million, or $(0.52) per diluted share, in 2012. The net loss including discontinued operations decreased from $(176.8) million, or a diluted loss per share of $(2.93) in 2011, to a net loss of $(44.3) million, or $(0.73) per diluted share, in 2012.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Second quarter revenues in the light building products segment increased $11.6 million, or 19%, to $74.3 million, compared to $62.7 million for the second quarter of 2011. We experienced significant growth in sales of our siding and architectural stone product groups, with a small decrease in sales in our concrete block product group. Revenue growth was driven by an expansion of our distribution system, resulting in new customers in some key markets. In addition, we benefited from warm winter weather,  improved end markets, and strong growth in some of our new product offerings.

During the second half of fiscal 2011, we implemented a major restructuring initiative, which continues to positively impact gross margins and reduce SG&A costs. SG&A declined by $2.5 million in the second quarter of 2012 as compared to 2011, a reduction that was similar to the first quarter year-over-year decline. We also benefited from the positive operating leverage inherent in our business model, as evidenced by the strong impact that revenue growth had on gross margins and Adjusted EBITDA. Segment gross margin improved to 27% in the second quarter of 2012 from 17% in the second quarter of 2011. Second quarter 2012 Adjusted EBITDA increased more than five-fold to $11.7 million from $2.0 million in the second quarter of 2011.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Second quarter revenues in the heavy construction materials segment increased by 14% to $51.2 million, compared to $45.1 million for the second quarter of 2011. We experienced revenue growth in both CCP sales and in CCP services provided to utilities. The Western region continued to post positive year-over-year shipments and several new service sites operated during the quarter, contributing to the overall growth. CCP service revenue represented 33% of total revenue for the second quarter, but is expected to be a lower percentage of the total segment revenue in the second half of our year as CCP sales expand during the construction season.

Gross profit increased by 30% to $9.9 million in the second quarter of 2012, compared to $7.6 million in the second quarter of 2011, and operating income was $2.9 million in the second quarter of 2012 compared to $0.3 million in the second quarter of 2011. The improvements in gross profit and operating income were primarily the result of improved product sales, product mix, and our continuous improvement efforts to lower costs. Adjusted EBITDA increased by 64% to $6.4 million in the second quarter of 2012 from $3.9 million in the second quarter of 2011, reflecting strong operating leverage and the success of our cost reduction efforts.

Low natural gas prices and the United States Environmental Protection Agency (“U.S. EPA”) regulations have combined to force the shutdown of several coal combustion power plants, negatively impacting the recycling of CCPs.  However, we have multiple sources of supply and a broad distribution system, which allows us to backfill CCPs in locations where power plants have closed, creating an opportunity for potential growth.

EPA Update

Legislation has passed the House and has been introduced in the Senate, Senate Bill 1751, providing a well-designed framework to manage the disposal of coal combustion products. Supporters of U.S. Senate Bill 1751 continue the process of seeking additional Democratic support to move the bill forward in the Senate. On April 18th, the House passed a short-term transportation bill creating an opportunity to hold a conference with the Senate on the Senate’s previously passed transportation bill. The House added its fly ash bill (H.R. 2273) to the short-term transportation bill, resulting in fly ash disposal legislation also moving to conference with the Senate.

Earthjustice and other environmental special interest groups recently filed a complaint suing the EPA, seeking to force a deadline on the EPA for the promulgation of a final regulation for the disposal of CCPs. We believe that stakeholders, except environmental activist groups, generally support a balanced, reasoned approach to fly ash disposal regulation. To protect its interests against environmental activists, and to support the beneficial recycling of fly ash, Headwaters filed an action against the EPA designed to lead to rational disposal regulations.

Finally, the EPA has not completed its risk evaluation of encapsulated beneficial use of fly ash. When the risk evaluation is completed, we believe that the EPA should confirm its long standing support of the environmental benefits associated with the use of fly ash as a substitute for portland cement.

Energy Technology Segment

In our discontinued coal cleaning operations, we decreased our quarterly loss from $10.5 million in the first quarter, to $2.3 million in the second quarter of 2012 largely through cost reduction efforts. We continue to negotiate with a number of prospective purchasers for our facilities and expect to sell our coal cleaning business to one or more buyers before the end of fiscal 2012. It is currently anticipated that the gross cash proceeds from the sale of the coal cleaning assets will be in the range of $15 to $25 million.

HCAT sales were lower in the second quarter of 2012 as compared to the second quarter of 2011, primarily due to reduced usage at one of our customer facilities and the timing of shipments. For the second quarter of 2012, revenue from continuing operations in our energy segment was $4.1 million compared to $5.4 million in the second quarter of 2011. Adjusted EBITDA was $0.2 million in the second quarter of 2012 compared to $0.7 million in the second quarter of 2011.

Income Taxes

In fiscal 2012, Headwaters does not expect to recognize income tax benefits attributable to its pre-tax net operating loss (“NOL”) and tax credits because realization is dependent upon future income or capital gains from operations. Headwaters currently has a pre-tax NOL in the amount of $165.5 million and tax credits of $21.7 million, both of which can be carried forward for up to 20 years.

Outlook

“We are pleased with the positive trends that we are experiencing in our core business. Our second quarter financial results benefited from both an increase in revenue and lower costs due to prior restructuring activities,”  said Don P. Newman, Headwaters’ Chief Financial Officer. “Trailing twelve months Adjusted EBITDA from continuing operations through March 31, 2012 improved to $94.3 million from $77.7 million at September 30, 2011, an improvement of $16.6 million, or 21%. As a result, we reaffirm our 2012 Adjusted EBITDA guidance range of $85 million to $95 million, and we will continue to assess whether it is appropriate to change that range as the year progresses.

“We repurchased substantially all of our outstanding 14.75% debt in the second quarter, and we anticipate calling all of our 16% debt in June. We have significantly improved our balance sheet over the past year. Looking ahead, we remain focused on debt repayment to reduce interest expense, improving our balance sheet and financial flexibility.”

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.   Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from coal cleaning for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility, Adjusted EBITDA does not include any results from Blue Flint for any period.

Adjusted EBITDA — Consolidated

	Quarter Ended		Six Months Ended
(in millions)	3/31/2011	3/31/2012	3/31/2011	3/31/2012
Loss from continuing operations	$(113.9)	$(18.2)	$(132.7)	$(31.5)
Less Blue Flint	(2.0)	0.3	(2.8)	6.3
Net interest expense	82.6	13.6	99.5	26.0
Income taxes	1.2	2.7	3.0	3.8
Depreciation, amortization, and stock-based compensation	14.8	13.3	28.4	27.1
Restructuring costs	4.9	0.8	5.9	2.2
Litigation accrual	15.0	0.0	15.0	0.0
Thames bankruptcy	0.0	0.0	0.0	1.0
Gain on early debt repayments	0.0	0.0	0.0	(2.0)
Adjusted EBITDA	$2.6	$12.5	$16.3	$32.9

Adjusted EBITDA by segment
Light building products	$2.0	$11.7	$8.6	$23.0
Heavy construction materials	3.9	6.4	15.7	19.7
Energy technology	0.7	0.2	(0.2)	(1.3)
Corporate	(4.0)	(5.8)	(7.8)	(8.5)
Adjusted EBITDA	$2.6	$12.5	$16.3	$32.9

Adjusted EBITDA — Light Building Products Segment

	Quarter Ended		Six Months Ended
(in millions)	3/31/2011	3/31/2012	3/31/2011	3/31/2012
Operating income (loss)	$(13.0)	$2.1	$(15.2)	$2.9
Other income (expense)	0.0	(0.2)	0.0	(0.2)
Depreciation, amortization, and stock-based compensation	10.1	9.0	18.9	18.1
Restructuring costs	4.9	0.8	4.9	2.2
Adjusted EBITDA	$2.0	$11.7	$8.6	$23.0

Adjusted EBITDA — Heavy Construction Materials Segment

	Quarter Ended		Six Months Ended
(in millions)	3/31/2011	3/31/2012	3/31/2011	3/31/2012
Operating income	$0.3	$2.9	$8.1	$11.6
Other income (expense)	0.0	0.0	0.4	0.0
Depreciation, amortization, and stock-based compensation	3.6	3.5	7.2	7.1
Thames bankruptcy	0.0	0.0	0.0	1.0
Adjusted EBITDA	$3.9	$6.4	$15.7	$19.7

Adjusted EBITDA — Energy Technology Segment

	Quarter Ended		Six Months Ended
(in millions)	3/31/2011	3/31/2012	3/31/2011	3/31/2012
Operating income (loss)	$(12.9)	$(0.7)	$(14.2)	$(2.7)
Other income (expense)	0.0	0.0	0.6	(6.1)
Less Blue Flint	(2.0)	0.3	(2.8)	6.3
Depreciation, amortization, and stock-based compensation	0.6	0.6	1.2	1.2
Litigation accrual	15.0	0.0	15.0	0.0
Adjusted EBITDA	$0.7	$0.2	$(0.2)	$(1.3)

TTM Adjusted EBITDA — Consolidated

	Twelve Months Ended
(in millions)	9/30/2010	9/30/2011	3/31/2012
Loss from continuing operations	$(21.1)	$(133.9)	$(32.7)
Less Blue Flint	(9.9)	(4.7)	4.4
Net interest expense	71.1	126.2	52.7
Income taxes	(11.7)	(0.2)	0.6
Depreciation, amortization, and stock-based compensation	53.3	57.3	56.0
Foreign currency translation gain	(2.8)	0.0	0.0
Non-recurring banking fees	3.3	0.0	0.0
Litigation settlement / accrual	1.6	15.0	0.0
Gain on sale of South Korean joint venture	(3.9)	0.0	0.0
Asset impairment	3.5	0.0	0.0
Restructuring costs	0.0	18.0	14.3
Thames bankruptcy	0.0	0.0	1.0
Gain on early debt repayments	0.0	0.0	(2.0)
TTM Adjusted EBITDA	$83.4	$77.7	$94.3

TTM Adjusted EBITDA by Segment

Light building products	$52.3	$39.6	$53.9
Heavy construction materials	51.4	46.2	50.3
Energy technology	(5.4)	2.5	1.4
Corporate	(14.9)	(10.6)	(11.3)
TTM Adjusted EBITDA	$83.4	$77.7	$94.3

Liquidity and Long-term Debt

During the second quarter of 2012, we repurchased and canceled nearly all of our remaining outstanding 14.75% convertible senior subordinated notes. Approximately $12.0 million of notes were repaid for cash consideration of approximately $13.6 million. In addition to the premiums paid, accelerated debt discount and debt issue costs aggregating approximately $0.7 million were also charged to interest expense. The components of our long-term debt (net of discounts) as of March 31, 2012, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity or Put Date
Senior secured notes	$400.0	7.625%	April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	November 2013
Convertible senior subordinated notes, net of discounts	9.2 102.8	16% 2.5%	June 2012 February 2014
Total	$512.0

We had approximately $38.1 million of cash on hand at March 31, 2012 and total liquidity of $81.6 million, which includes the impact of Headwaters providing a $16.1 million bond to the court related to the Boynton judgment. Other than the June 2012 put date associated with our 16% debt, we have no debt maturities until 2014.  We intend to exercise our right to call our 16% convertible senior subordinated notes at par in June, 2012.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 3, 2012, by dialing  1-800-406-7325 or 303-590-3030 and entering the pass code 4532136.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building  products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2011	2012	2011	2012
Revenue:
Light building products	$62,677	$74,311	$132,386	$147,645
Heavy construction materials	45,096	51,239	108,311	114,377
Energy technology	5,431	4,082	8,327	5,037
Total revenue	113,204	129,632	249,024	267,059
Cost of revenue:
Light building products	51,935	54,613	105,784	109,943
Heavy construction materials	37,509	41,380	85,861	88,478
Energy technology	2,683	2,074	4,473	2,631
Total cost of revenue	92,127	98,067	196,118	201,052
Gross profit	21,077	31,565	52,906	66,007
Operating expenses:
Amortization	5,606	5,298	11,153	10,803
Research and development	1,645	1,616	3,590	3,470
Selling, general and administrative	40,912	25,692	65,306	46,974
Restructuring costs	4,819	757	5,799	2,145
Total operating expenses	52,982	33,363	85,848	63,392
Operating income (loss)	(31,905)	(1,798)	(32,942)	2,615
Net interest expense	(82,595)	(13,527)	(99,490)	(25,983)
Other income (expense), net	1,848	(173)	2,822	(4,310)
Loss from continuing operations before income taxes	(112,652)	(15,498)	(129,610)	(27,678)
Income tax provision	(1,220)	(2,730)	(3,020)	(3,830)
Loss from continuing operations	(113,872)	(18,228)	(132,630)	(31,508)
Loss from discontinued operations, net of income taxes	(42,282)	(2,330)	(44,211)	(12,798)
Net loss	$(156,154)	$(20,558)	$(176,841)	$(44,306)

Basic and diluted earnings (loss) per share:
From continuing operations	$(1.88)	$(0.30)	$(2.20)	$(0.52)
From discontinued operations	(0.70)	(0.04)	(0.73)	(0.21)
	$(2.58)	$(0.34)	$(2.93)	$(0.73)

Weighted average shares outstanding — basic and diluted	60,423	60,881	60,375	60,841

Operating income (loss) by segment:
Light building products	$(12,989)	$2,108	$(15,237)	$2,881
Heavy construction materials	301	2,870	8,131	11,624
Energy technology	(14,719)	(706)	(16,060)	(2,707)
Corporate	(4,498)	(6,070)	(9,776)	(9,183)
Total	$(31,905)	$(1,798)	$(32,942)	$2,615

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	March 31,
	2011	2012
Assets:
Current assets:
Cash and cash equivalents	$50,810	$38,080
Trade receivables, net	90,931	69,089
Inventories	33,247	35,328
Other	16,818	20,691
Total current assets	191,806	163,188
Property, plant and equipment, net	164,709	159,187
Intangible assets, net	164,221	153,758
Goodwill	116,671	116,671
Assets held for sale	24,446	25,366
Other assets	66,384	41,753
Total assets	$728,237	$659,923

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$18,979	$14,531
Accrued liabilities	94,223	87,239
Current portion of long-term debt	9,014	9,178
Total current liabilities	122,216	110,948
Long-term debt	518,789	502,787
Income taxes	15,909	15,228
Other long-term liabilities	14,587	17,242
Total liabilities	671,501	646,205
Stockholders’ equity:
Common stock - par value	61	61
Capital in excess of par value	637,547	638,824
Retained earnings (accumulated deficit)	(580,861)	(625,167)
Other	(11)	0
Total stockholders’ equity	56,736	13,718
Total liabilities and stockholders’ equity	$728,237	$659,923